Exhibit 10.20

Financial Partner’s Funding, LLC
4430 Prairie Avenue
Miami Beach, Florida  33140

Michael Samuel – Chairman & CEO
Green Energy Management Services, Inc.
3401 North Miami Avenue, Suite 240
Miami, Florida  33127

Dear Mr. Samuel:

Having reviewed your submitted Business Plan and Executive Summary, Financial Partner’s Funding, LLC (“FPF”) is pleased to commit up to two hundred million dollars ($200,000,000.00) in equipment leases to finance 3rd party purchases of Green Energy Management Services, Inc. (“GEM” or the “Company”) lighting (L.E.D.) and airlock products.  These leases will be for typical term of seventy-two (72) months and carry a prevailing market rate of interest, structured to allow a third party lessee (“Lessee”) to pay for the purchased products from savings realized as a result of the installed lighting and/or water consumption products.  This would enable the Lessee to pay for the product(s) over time through monthly energy/utility savings.  At the end of the lease term, the Lessee may purchase the products for a nominal figure, thereby keeping all future savings for the duration of the product’s life.  Any leasing/financing of airlock products will be based on shared savings to the 3rd party and will be incorporated into a separate agreement between FPF and GEM.

The GEM products shall include a warranty for the term of the lease to be provided by the manufacturer of the particular product(s).  GEM shall establish a reserve with FPF (to cover the cost to warranty) products manufactured by GEM.  The specific terms and conditions of each lease will be determined, in FPF’s sole and absolute discretion, by the underwriting credit worthiness of the Lessee.  This financing offered herein is limited to GEM clients that meet and are deemed qualified under these standard industry criteria at the time of application.  The Lessee shall be required to cooperate in providing the necessary credit information at the time of the application and sale, allowing FPI to reach the appropriate credit determination.  FPF retains in its sole and absolute discretion to accept or reject any applicant based on its review and conformity to these standards.

Consistent with the foregoing, the parties agree to the following:

1.
Upon execution of this agreement, the Company shall issue FPF stock options which upon exercise, shall give FPF an ownership of no less than fifteen (15%) percent of the then outstanding common stock of the Company (GEM).  These options may be exercised at FPF’s discretion (anytime) over the forty-eight (48) month period commencing on the date of this Agreement (the “Effective Date”).  The exercise price shall be 110% of the closing price on the OTCBB on March 2, 2011.  In the event of a Company stock split, the option exercise price to FPF per share shall be reduced pari passu in accordance with the fractional stock split.

2.	In accordance with the 48 month period mentioned above, the effective term for the $200,000,000 financial commitment shall also be for a period of 48 months.

Financial Partner’s Funding, LLC
4430 Prairie Avenue
Miami Beach, Florida  33140

3.
In the event of the exercise of any option(s), FPF may, at its sole and absolute discretion, either (i) exercise by means of a cashless exercise; or (ii) pay the purchase price to GEM in cash or certified funds at the time of purchase.

4.
Company represents and warrants that, as of the date of the execution of this letter, Company has 442,403,636 issued and outstanding shares.  The Company further warrants and agrees that, within six (6) months of the execution of this letter, it will increase the number of shares it is authorized to issue to One Billion (1,000,000,000).*  The Company shall within six (6) months of the execution of this commitment letter or sooner if required by law register the shares underlying the stock options for resale by FPF under the Securities Act of 1933, as amended and applicable securities laws.  Such registration shall remain in effect until the shares may be sold without limitation under the Securities Act without registration.  Notwithstanding the foregoing, FPF agrees that it will not sell, transfer, convey or pledge these shares for a period of twelve (12) months from the Effective Date without the prior written consent of the Company,

5.
TERMINATION FOR BREACH:  In the event that the Company meets the threshold as defined and FPF does not fund the qualified projects as stated FPF must return all proportionally remaining options to the company within 48 hours and this agreement would be terminated.

It is further agreed that FPF will require due diligence on GEM’s products (including but not limited to lifespan, warranty terms and other representations) for which FPF will be reimbursed a $50,000.00 fee by GEM to be paid from proceeds of the first lease.

Additional Terms and Conditions:

A.
Any and all funding contemplated under this agreement shall be subject to (i) FPF’s due diligence and approval of the Lessee, including but not limited to Lessee’s execution of any commitments or agreements as may be required from time to time by FPF or the funding source; (ii) proper execution and delivery of all documents required by FPF; (iii) any and all necessary legal opinions required by FPF; and (iv) Lessee and GEM compliance with all terms, covenants, conditions, restrictions, collateral requirements, funding conditions and other requirements of FPF and/or the funding source.

B.
The Company acknowledges that FPF may cause some of its duties to be performed by an affiliate or a third party and all rights and benefits under this agreement in favor of FPF shall be available to the FPF designated affiliate or a designated third party.  The financing of the purchase of GEM products shall be exclusive to FPF and the Company shall not enter into another agreement or arrangement to provide funding to third party purchasers of GEM products without the express written consent of FPF which may be withheld in FPF’s sole and absolute discretion.  In the event that the Company obtains a written offer to receive financing on terms more beneficial than those offered by FPF, the Company shall provide FPF with written notice and a copy of the term sheet within forty-eight (48) hours and FPF shall have the opportunity to provide the financing on similar terms.  FPF shall have seventy-two (72) hours to elect to match the offered financing terms.  If FPF fails to respond within the allotted time, the Company shall have the right to pursue the alternative financing on that particular transaction.  The Company may conduct discussions with any third parties regarding financing and other matters provided, however, that the Company shall notify FPF of all related inquiries and discussions.

* It will not be considered a condition of default under this Agreement if GEM does not have a sufficient number of issued, authorized and outstanding shares for the foregoing options to be exercised on the Effective Date so long as the aforementioned shareholders meeting occurs within (90) days of the Effective Date.

Financial Partner’s Funding, LLC
4430 Prairie Avenue
Miami Beach, Florida  33140

C.
Notwithstanding anything herein to the contrary, FPF shall not be obligated to fund any particular transaction or proposed lease (a “Transaction”), by or at the direction of the Company or any third party.

D.	FPF may assign its obligations under this agreement to any affiliate or third-party of equal financial solvency. Any such assignment shall relieve FPF of its obligations hereunder.

E.
The parties acknowledge that FPF has various professionals in its employ and ownership, such as lawyers and accountants.  The parties acknowledge that these persons have not and are not acting in their professional capacity on behalf of any of the parties or on behalf of the Company.  Each of the parties represents that it has been advised to seek independent legal counsel.  Each of the parties represents that it has sought and obtained, and will continue to seek and obtain as necessary from time to time, the advice of independent legal and accounting professional advice in connection with this venture and does not and will not seek to obtain the advice of, or to retain any of, the legal and accounting professionals affiliated with FPF from time to time for any professional advice.

F.
The Company agrees that, except as required by law or pursuant to a valid subpoena or FPF’s prior written consent, any advice rendered by FPF to the Company or the venture pursuant to this agreement may not be disclosed and shall remain confidential.  Further, FPF shall be provided written notice within 24 hours of receipt or knowledge of any required disclosure.  The parties agree that FPF may, at its option, publish announcements of any successful restructuring, financing or similar events in conventional “tombstone” style with prior written notice to the Company.  The execution and delivery of this agreement by the persons below have been duly authorized by all necessary action, corporate and otherwise of the parties.

Financial Partner’s Funding, LLC
4430 Prairie Avenue
Miami Beach, Florida  33140

G.
By signing below, GEM acknowledges good and valuable consideration for this agreement and that this agreement has been approved by the parties hereto and executed with the advice and approval of their respective independent counsel and duly authorized by all relevant action, corporate and otherwise, and anyone else whose consent is required.  The Company agrees to cooperate and deliver all documents with respect to this matter contemplated by this agreement or otherwise reasonably requested by FPF or its counsel.  This agreement shall not be construed more stringently against the drafting party since all parties and their respective counsel contributed to the negotiation and drafting of this agreement and each party has had the advice of separate and independent legal counsel in the review and drafting of this agreement.  If any litigation arises from this agreement, the prevailing party may recover reasonable attorney’s fees and costs.

This agreement shall be interpreted and construed in accordance with Florida law, and any proceeding arising between the parties in any way pertaining to this agreement shall, to the extent permitted by law, be held in Miami-Dade County, Florida.  The parties hereby consent to personal jurisdiction in such forum and to personal service of process by mail.  The prevailing party in any action brought to interpret or enforce this Agreement, shall be entitled to recover attorney’s fees and costs at both the trial and appellate levels from the non-prevailing party.  This agreement may be executed in counterpart copies and the fact of execution transmitted via telecopy.

The parties hereby waive the right to a jury trial in any legal proceeding among them.

Please signify your agreement with these terms by signing below.  We are prepared to commence immediately, since timing is very important.

Thank you.

Sincerely,

Financial Partner Funding, LLC

/s/ Jay Enis
Jay Enis – Authorized Representative

AGREED and ACCEPTED:

Green Energy Management Services, Inc (GEM)

By:	/s/ Michael Samuel	Date:	3 - 3	, 2011
Michael Samuel – Chairman & CEO